INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®
VOYA®

(d)(14)(iv)

May 5, 2022

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

RE: Termination of the Expense Limitation Agreement for Voya Russia Fund

Dear Mr. Modic:

On Thursday, May 5, 2022, the Board of Trustees (the "Board") of Voya Mutual Funds ("VMF") voted, among other proposals, to ratify and approve the termination of the Expense Limitation Agreement (the "Agreement") between Voya Investments, LLC ("VIL") and VMF with respect to Voya Russia Fund (the "Fund"), effective May 4, 2022.

Pursuant to Section 3 of the Agreement, the Agreement may be terminated by VMF, without penalty, upon written notice to VIL at its principal place of business within 90 days of the end of the current term for the Fund. By signing below, you hereby agree to waive VIL's right to the 90 days' prior notice of termination that is contemplated under Section 3 of the Agreement.

Please indicate your acceptance and agreement to this termination and waiver of notice by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson______________

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Mutual Funds

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President, Duly Authorized